EXHIBIT 21.1

SUBSIDIARIES OF K-SEA GP HOLDINGS LP

Name of Subsidiary	Jurisdiction of Organization

K-Sea General Partner GP LLC	Delaware

K-Sea Transportation Partners L.P.	Delaware

EW Transportation LLC	Delaware

K-Sea OLP GP LLC	Delaware

K-Sea Operating Partnership L.P.	Delaware

K-Sea Transportation Inc.	Delaware

Norfolk Environmental Services, Inc.	Delaware

Inversiones Kara Sea SRL	Venezuela

K-Sea Acquisition2, LLC	Delaware

K-Sea Transportation LLC	Delaware

K-Sea Canada Holdings, Inc.	Delaware

K-Sea Canada Corp.	Canada

K-Sea Hawaii Inc.	Delaware

Smith Maritime LLC	Delaware